Exhibit 23.5
Deloitte
Deloitte AS
Karenslyst allé 20
Postboks 347 Skøyen
0213 Oslo
Telefon: 23 27 90 00
Telefax: 23 27 90 01
www.deloitte.no
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Amendment 1 to Registration Statement No. 333-141445 of our report dated March 29, 2007 relating to the carve-out combined financial statements of Hydro Petroleum (which report expresses an unqualified opinion and includes an explanatory paragraph referring to related party transactions with Norsk Hydro ASA, and to the change in the method of accounting for the recognition of over/under funded status of retirement plans in 2006, contingent asset retirement obligations in 2005, and variable interest entities in 2004 to conform to newly adopted accounting principles) as of December 31, 2006 and December 31, 2005, and for each of the three fiscal years in the period ended December 31, 2006, appearing in the circular Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.
/s/ Deloitte AS
Deloitte AS

April 24, 2007
Oslo, Norway